UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 14, 2019

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Merger Agreement

On November 14, 2019, Ribbon Communications, Inc. (“Ribbon” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eclipse Communications Ltd., an indirect wholly-owned subsidiary of the Company (“Merger Sub”), Ribbon Communications Israel Ltd., ECI Telecom Group Ltd. (“ECI”) and ECI Holding (Hungary) Korlátolt Felelősségű Társaság, pursuant to which Merger Sub will merge with and into ECI, with ECI surviving such merger as a wholly-owned subsidiary of Ribbon (the “Merger”).

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, and the Company intends to hold a stockholder meeting to approve an issuance of the Company’s common stock as partial consideration in the Merger (the “Share Issuance”).

Effect of the Merger

As provided in the Merger Agreement, in connection with and at the time of the closing of the Merger (the “Effective Time”), all equity securities of ECI issued and outstanding immediately prior to the Effective Time will be converted into the right to receive consideration consisting of $324 million in cash (the “Cash Consideration”) and 32.5 million shares of common stock of the Company (the “Stock Consideration”) less the amount of indebtedness of ECI as of Closing. ECI equityholders will also receive approximately $31 million from ECI’s sale of real estate assets. The Company intends to fund the Cash Consideration with proceeds received from a new credit facility that the Company expects to enter into with Citizens Bank, N.A. in connection with the closing of the Merger. The issuance of the Stock Consideration will be made in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(a)(2) thereof, relating to sales by an issuer not involving a public offering.

Conditions to the Merger

The obligations of each of the Company and ECI are subject to specified conditions, including, among other things: (i) the approval of the Merger by ECI’s shareholders and the approval of the Share Issuance by the Company’s stockholders, (ii) the receipt of all required antitrust and foreign investment approvals and clearances, and (iii) the absence of any injunctions being entered into or law being adopted that would make the Merger illegal.

Certain Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties from both the Company and ECI. It also contains customary covenants, including covenants providing for each of the parties to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring each of the Company and ECI to carry on its business in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time and not to initiate, solicit, knowingly facilitate or knowingly encourage any inquiries, proposals or offers relating to alternate transactions or, subject to certain exceptions for the Company, to engage in any discussions or negotiations with respect to alternate transactions.

The Merger Agreement contains termination rights for each of the Company and ECI, including in the event that (i) the Merger is made illegal or any governmental entity issues a non-appealable final order permanently enjoining the Merger, (ii) the Merger is not consummated by July 1, 2020, (the “Outside Date”); or (iii) the Company’s stockholders do not approve the Share Issuance.

ECI may terminate the Merger Agreement if the Board changes its recommendation, recommends an alternative acquisition proposal or fails to affirm its recommendation of the Merger after an alternative acquisition proposal is announced, or if the Company breaches its representations, warranties or covenants in a manner that would lead to the failure of a condition, subject to a 30-day cure period.

The Company may terminate the Merger Agreement if the shareholders of ECI do not approve the transaction, or if ECI breaches its representations, warranties or covenants in a manner that would lead to the failure of a condition, subject to a 30-day cure period.

The Merger Agreement provides that ECI would be entitled to receive a termination fee of $19,500,000 million if all conditions to the Merger are satisfied and the Company fails to consummate the Merger due to a failure to obtain debt financing to support payment of the cash portion of the Merger consideration. Additionally, the Merger Agreement provides that ECI would be entitled to receive a termination fee of $13,625,000 and expense  reimbursement up to $2,275,000 million if ECI terminates the Merger Agreement due to a change in the recommendation of, or failure to affirm the recommendation by, the Board or following the termination of the Merger Agreement in certain circumstances if the Company enters into a definitive agreement in respect of another acquisition proposal (or consummates such a transaction). The Merger Agreement also provides that ECI will be entitled to expense reimbursement up to a maximum of $5,000,000 in the event that the Merger Agreement is terminated because the Company’s stockholders do not approve the Share Issuance.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement contains representations, warranties, covenants and other terms, provisions and conditions that the parties made to each other as of specific dates. The assertions embodied therein were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their respective terms. Moreover, they may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information at the time they were made or otherwise.

Governance

The Merger Agreement provides that, at the Effective Time, the Company and certain significant stockholders of the Company will enter into an amended and restated stockholders agreement (the “Restated Stockholders Agreement”). The Restated Stockholders Agreement provides that the Company will have a Board consisting initially of nine directors, initially comprised of (i) three individuals, two of whom are independent, designated by ECI Holding (Hungary) Korlátolt Felelősségű Társaság, ECI’s largest shareholder, or one of its affiliates, (ii) three individuals, two of whom are independent, designated by affiliates of JP Morgan Chase & Co. (“JPM”), the Company’s current largest stockholder, (iii) the Company’s Chief Executive Officer, or another individual designated by the Company, and (iv) two individuals who are independent directors and designated by the Company. The Restated Stockholders Agreement will contain voting obligations, transfer restrictions, standstill provisions and pre-emptive rights that are substantially similar to the obligations that exist in the current stockholders agreement currently in effect between the Company and JPM.

Additionally, the Merger Agreement provides that, at the Effective Time, the Company, JPM and ECI Holding (Hungary) Korlátolt Felelősségű Társaság or one of its affiliates will enter into an amended and restated registration rights agreement that is substantially similar to the current registration rights agreement currently in effect between the Company and JPM.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure contained in Item 1.01 above is hereby incorporated into this Item 3.02 by reference.

Item 8.01. Other Events.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, JPM entered into a Voting and Support Agreement (the “JPM Voting Agreement”), dated as of the date of the Merger Agreement, with respect to all shares of the Company’s common stock that JPM beneficially owns as of the date thereof or thereafter. Under the JPM Voting Agreement, JPM has irrevocably and unconditionally agreed that it will vote in favor of the Share Issuance and against, among other things, another acquisition proposal or merger, in each case, unless the Company’s Board has changed its recommendation that the Company’s stockholders should approve the Share Issuance. In the event that the Board has changed its recommendation to the Company’s stockholders to approve the Share Issuance, JPM’s voting obligation is reduced to 33% of the aggregate voting power of the Company’s outstanding common stock plus additional votes based on the proportion of the Company’s other stockholders that vote in favor of the Share Issuance. The JPM Voting Agreement will terminate on the date the Merger Agreement is terminated in accordance with its terms.

Additionally, simultaneously with the execution of the Merger Agreement, ECI’s two primary shareholders entered into a Voting and Support Agreement (the “ECI Voting Agreement”), dated as of the date of the Merger Agreement, with respect to all voting securities of ECI that such shareholders beneficially own as of the date thereof or thereafter. On the terms and conditions set forth in the ECI Voting Agreement, ECI’s two primary shareholders have irrevocably and unconditionally agreed that they will vote in favor of the Merger and against, among other things, another acquisition proposal or merger. The ECI Voting Agreement will terminate on the date the Merger Agreement is terminated in accordance with its terms.

Press Releases and Other Communications

On November 14, 2019, the Company issued a press release in connection with the announcement of the execution of the Merger Agreement. The Company held a conference call at 9:00 AM EST, on November 14, 2019, to discuss the execution of the Merger Agreement. A copy of the press release, investor presentation and call transcript are filed as Exhibit 99.1, 99.2, and 99.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Also on November 14, 2019, the Company sent communications to (i) the Company’s employees, (ii) the Company’s customers and partners, and (iii) the Company’s suppliers, which are filed as Exhibits 99.4, 99.5 and 99.6, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Also on November 14, 2019, the Company distributed a list of frequently asked questions (“FAQ”) to (i) the Company’s employees and (ii) the Company’s customers and partners, and (iii) the Company’s sales representatives, which are filed as Exhibits 99.7, 99.8, and 99.9, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Also on November 14, 2019, the Company issued a public statement regarding the execution of the Merger Agreement, which is filed as Exhibit 99.10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1*

Agreement and Plan of Merger, dated as of November 14, 2019 by and among Ribbon Communications Inc., Ribbon Communications Israel Ltd., Eclipse Communications Ltd., ECI Telecom Group Ltd and ECI Holding (Hungary) Korlátolt Felelősségű Társaság

99.1	Press Release dated November 14, 2019

99.2	Investor Presentation dated November 14, 2019

99.3	Call Transcript dated November 14, 2019

99.4	Letter to Employees dated November 14, 2019

99.5	Letter to Customers and Partners dated November 14, 2019

99.6	Letter to Suppliers dated November 14, 2019

99.7	FAQ for Employees dated November 14, 2019

99.8	FAQ for Customers and Partners dated November 14, 2019

99.9	FAQ for Sales Representatives dated November 14, 2019

99.10	Statement by Ribbon Communications Inc. dated November 14, 2019

*The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2)(ii) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.

Important Additional Information Will be Filed with the SEC

Ribbon will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”).  SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at https://investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions and include statements regarding the transactions contemplated by the Merger Agreement and the expected funding for the Merger.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure to obtain debt financing to fund the cash consideration for the merger;  risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2019	RIBBON COMMUNICATIONS INC.

	By:	/s/ Daryl E. Raiford
Daryl E. Raiford
Executive Vice President and Chief Financial Officer